Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated April 20, 2016

Relating to Preliminary Prospectus Supplement dated April 20, 2016

Registration Statement No. 333-206715

INDEPENDENCE CONTRACT DRILLING, INC.

PRICING TERM SHEET

This free writing prospectus relates to the shares of common stock of Independence Contract Drilling, Inc. described in its Registration Statement on Form S-3 (File No. 333-206715) (as amended, the “Registration Statement”) and should be read together with the Preliminary Prospectus Supplement (the “Preliminary Prospectus”) as filed with the Securities and Exchange Commission (the “SEC”) on April 20, 2016.

The Offering

Common stock offered	11,500,000 shares

Underwriters’ option	We have granted the underwriters an option to purchase, exercisable within 30 days from the date of the prospectus supplement, up to an additional 1,725,000 shares of common stock, at the public offering price, less the underwriting discount.

Public offering price	$3.50 per share

Common stock outstanding after offering	35,903,659 shares

Trade date	April 21, 2016

Expected closing date	April 26, 2016

WE HAVE FILED A REGISTRATION STATEMENT AND A RELATED PRELIMINARY PROSPECTUS SUPPLEMENT WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PRELIMINARY PROSPECTUS AND OTHER DOCUMENTS WE HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT US AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, INDEPENDENCE CONTRACT DRILLING, INC., ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PRELIMINARY PROSPECTUS IF YOU REQUEST IT BY CONTACTING: MORGAN STANLEY & CO. LLC AT (866) 718-1649; OR JOHNSON RICE & COMPANY LLC AT (800) 443-5924.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.